Exhibit 99.1

diaDexus, Inc. Reports Third Quarter 2014 Financial Results

-- Conference Call Today at 4:30 p.m. ET (1:30 p.m. PT) --

SOUTH SAN FRANCISCO, Calif. -- (BUSINESS WIRE) -- diaDexus, Inc. (OTCQB: DDXS), a company developing and commercializing proprietary cardiovascular diagnostic products, today announced financial results for the third quarter ended September 30, 2014.

“We remain focused on executing our vision to evolve from a single-product business to a multi-product company with a portfolio of assets for growth,” said Lori Rafield, Ph.D., interim executive chair and chairman of the board for diaDexus. “This focus is especially important as industry-wide regulatory changes have impacted many of our PLAC test customers, and we responded immediately to support them with clinical information on our test.  For our newest PLAC Activity test submission, we continue to have a productive dialogue with the FDA, and we have a launch-readiness plan in place to expand our customer base following a favorable FDA decision.  These initiatives, along with our work to move our first heart failure marker into development by the end of this year, position us to grow through commercializing and developing a portfolio of products.”

Total revenues for the third quarter of 2014 were $7.3 million, compared to $6.4 million reported in the third quarter of 2013. This 15 percent increase was from service revenue from the first and second phases of the laboratory services contract with GSK.  For the full year 2014, the Company currently expects total revenues in the range of $26 to $28 million.  This change is due primarily to the previously disclosed industry-wide impact from new, more restrictive guidance issued to cardiovascular testing facilities by the Office of the Inspector General in June 2014.

Gross margins for the third quarter 2014 were 71 percent compared to 73 percent for the comparable period in 2013. Total operating expenses for the third quarter of 2014 were $8.3 million, compared to $6.6 million for the third quarter of 2013. The increase in operating expenses was primarily the result of an increase in the sales force, sales and marketing efforts, and general and administrative costs in the third quarter 2014 compared to the same quarter in 2013. The Company's net loss for the third quarter 2014 was $1.6 million, or $(0.03) per share, compared to a net loss of $0.4 million, or $(0.01) per share, in the third quarter of 2013. Cash and cash equivalents at September 30, 2014 were $15.9 million compared to $10.4 million at June 30, 2014 and $16.8 million at December 31, 2013.

Recent Developments and Expected Milestones

•

Engaged in productive ongoing discussions with the U.S. Food and Drug Administration (FDA) on the 510(k) submission of the Company’s PLAC Test for Lp-PLA2 Activity. The Company previously announced that it had received notification of administrative acceptance by the FDA indicating the application contained all of the necessary information needed to proceed with the substantive review.

•

Provided additional laboratory testing and related services as part of the second of two phases of a services agreement with GlaxoSmithKline (GSK) worth up to $4.8 million in service revenue, which the Company anticipates receiving in its entirety in 2014. For the third quarter of 2014, service revenue under this agreement was $2.2 million and for the first nine months of 2014 was $3.6 million.

•	Conducted ongoing feasibility studies for biomarkers from the Company’s heart failure program with plans to advance the first marker, MR-proADM, into development by the end of 2014.
•

Hired industry expert Kenneth C. Fang, M.D. as chief medical officer. Dr. Fang brings extensive experience as a physician-scientist with substantial corporate experience in biomarker discovery and applications for diagnostic product development and commercialization in diverse indications, including cardiovascular disease and inflammation.

•

In the fourth quarter of 2014, the Company started realigning its operational structure to support its objectives in 2015 and beyond. In connection with these initiatives, the Company plans to reduce and reallocate staff in the fourth quarter of 2014.

Webcast

diaDexus will host a conference call and webcast today, November 5th at 4:30 p.m. ET (1:30 p.m. PT) to discuss the third quarter 2014 financial results and provide a business update. The dial-in numbers for the conference call are 1 (877) 378-9048 for domestic callers and 1 (706) 679-2272 for international. The reservation number for both is 21963113. The webcast may be accessed via the company's website at www.diadexus.com/webcast. A replay of the webcast will be available shortly following the live webcast for a period of four weeks.

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, develops and commercializes proprietary cardiovascular diagnostic products addressing unmet needs in cardiovascular disease. The company's PLAC® Test ELISA Kit is the only blood test cleared by the FDA to aid in predicting risk for both coronary heart disease and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. The company's PLAC® Test for Lp-PLA2 Activity, a CE-marked test, is an indicator of atherosclerotic cardiovascular disease, the #1 cause of death in Europe. diaDexus is ISO 13485 certified and manufactures the PLAC® Test for Lp-PLA2 Activity on-site. For more information, please visit the company's website at www.diaDexus.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and assumptions and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause actual results to differ materially from those expressed in such forward-looking statements include the factors necessary to achieve revenue guidance (which assumes the continuation of our additional lab services arrangement with GSK);product opportunity expectations for the remainder of the year such as our ability and timing to support the new 510(k) application for, and provide all the required information in order to obtain FDA clearance of our new automated Lp-PLA2 Activity test; acceptance of our PLAC® Test products in the marketplace; our ability to demonstrate that treatment of individuals based on their Lp-PLA2 levels improves clinical outcomes in prospective clinical studies; product pricing and demand with a concentrated customer base; the continued focus of regulatory agencies and payors on costs and our laboratory customer practices; relationships with key customers, including GSK; third party payors' acceptance of and reimbursement for the PLAC® Tests; our ability to develop and commercialize new products and services; various risks associated with the international expansion of our business; our ability to continue to manufacture the PLAC® Test for Lp-PLA2 Activity to meet customer demand; our ability to successfully develop and commercialize tests to measure MR-proADM, CT-proET-1, MR-proANP for clinical evaluations, the timing of when the development efforts may be completed, whether the FDA will clear any or all of these commercial tests, whether Thermo Fisher Scientific can meet our supply requirements and whether these tests will be ordered by physicians and reimbursed by public or private payors; the adequacy of our intellectual property rights; our ability to satisfy obligations under license agreements, to maintain license rights under those license agreements and to enter into any necessary licenses on acceptable terms; our limited revenue and cash resources; our significant corporate expenses, including real estate lease liabilities and expenses associated with being a public company; our ability to drive and support our future growth potential; and our ability to successfully transition to new management leadership. Future financing needs will depend on our ability to continue increasing the rate of adoption for our products by physicians and our progress in expanding insurance coverage for the PLAC® Test. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our most recent yearly report on Form 10-K and other reports filed with the Securities and Exchange Commission, and available at the SEC's web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and except as required by law, we disclaim any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

DIADEXUS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenues:
Product sales	$5,035	$6,314	$16,612	$17,915
Service revenue	2,234	—	3,618	—
License revenue	75	76	225	229
Royalty revenue	—	—	—	18
Total revenues	7,344	6,390	20,455	18,162
Operating costs and expenses:
Product costs	1,781	1,753	5,184	5,468
Service costs	333	—	520	—
Sales and marketing	2,700	1,749	7,829	5,671
Research and development	979	1,252	5,267	3,515
General and administrative	2,489	1,891	6,710	5,538
Total operating costs and expenses	8,282	6,645	25,510	20,192
Loss from operations	(938)	(255)	(5,055)	(2,030)
Interest income, interest expense and other income (expense), net:
Interest income	1	1	2	3
Interest expense	(729)	(93)	(1,153)	(278)
Other income (expense), net	48	(7)	59	340
Loss before income tax	(1,618)	(354)	(6,147)	(1,965)
Income tax	(1)	—	(13)	(5)
Net loss	$(1,619)	$(354)	$(6,160)	$(1,970)
Basic and diluted net loss per share:	$(0.03)	$(0.01)	$(0.11)	$(0.04)
Weighted average shares used in computing basic and diluted net loss per share	55,224,720	54,466,489	54,979,836	54,194,316

DIADEXUS, INC.

CONDENSED BALANCE SHEETS

(In thousands)

(unaudited)

	September 30,	December 31,
	2014	2013

Assets
Current assets:
Cash and cash equivalents	$15,850	$16,847
Accounts receivable, net of reserve of $7 and $5 at September 30, 2014 and December 31, 2013, respectively	4,484	3,027
Inventories	303	460
Prepaid expenses and other current assets	1,029	845
Total current assets	21,666	21,179
Restricted cash	1,400	1,400
Property and equipment, net	722	968
Other long-term assets	155	100
Total assets	$23,943	$23,647
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$671	$611
Notes payable, current portion	—	2,763
Deferred revenues, current portion	84	228
Deferred rent, current portion	109	51
Unfavorable lease obligations	788	697
Accrued and other current liabilities	3,310	2,203
Total current liabilities	4,962	6,553
Non-current portion of notes payable	14,552	7,047
Non-current portion of deferred rent	240	336
Non-current portion of unfavorable lease obligation	1,170	1,777
Other long term liabilities	431	414
Total liabilities	21,355	16,127
Commitments and contingencies
Stockholders' equity:
Preferred Stock	—	—
Common stock	553	548
Additional paid-in capital	208,091	206,868
Accumulated deficit	(206,056)	(199,896)
Total stockholders' equity	2,588	7,520
Total liabilities and stockholders' equity	$23,943	$23,647

CONTACTS:

diaDexus, Inc.

Lori Rafield, Ph.D., 650-246-6427
Interim Executive Chair and Chairman of the Board of Directors

lrafield@diadexus.com

or

Amy Figueroa, CFA, 650-246-6424

Investor Relations

afigueroa@diadexus.com